Exhibit 99.1

Court Order on Confirmation of Appointment of successor Trustee,

dated October 19, 2009, but effective December 1, 2009

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF RAMSEY	SECOND JUDICIAL DISTRICT

Court File No. C5-72-386008

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IN THE MATTER OF THE TRUST KNOWN AS	ORDER
GREAT NORTHERN IRON ORE PROPERTIES

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It appearing to the Court that (1) John H. Roe III, a Trustee of this Trust, died July 13, 2009, (2) James E. Swearingen has been appointed by the remaining Trustees as successor Trustee to John H. Roe III, effective December 1, 2009, (3) James E. Swearingen has accepted the appointment of Trustee, and (4) an Endorsement to the Trustees’ Bond deleting John H. Roe III and adding James E. Swearingen has been executed by the surety and filed with this Court.

IT IS ORDERED THAT the appointment of James E. Swearingen as successor Trustee to John H. Roe III is hereby confirmed, effective December 1, 2009.

Dated:	10-19-09

/s/ Margaret M. Marrinan
Judge of District Court

Exhibit 99.1 (continued)

Press Release on Confirmation of Appointment of successor Trustee

Dated:  October 19, 2009

FOR IMMEDIATE RELEASE

The Trustees of Great Northern Iron Ore Properties are pleased to announce the appointment of James E. Swearingen to the Board of Trustees, effective December 1, 2009, to fill the vacancy created by the death of Trustee John H. Roe III on July 13, 2009. By Court Order dated October 19, 2009, the appointment of Mr. Swearingen was confirmed by the District Court Judge, Ramsey County, Minnesota, effective December 1, 2009.

Mr. Swearingen is currently a director with PolyMet Mining Corporation, a non-ferrous operation in northeastern Minnesota primarily mining for nickel and copper. He also serves as an advisory director on the University of Minnesota’s Natural Resource Research Institute. Mr. Swearingen resigned and retired in March 2003 as the General Manager of U.S. Steel’s Minntac taconite facility in northeastern Minnesota on the Mesabi Iron Range, the largest mining operation in North America. He has also previously served as the co-chair on the Governor’s Committee on Minnesota’s Mining Future, as a director of the Iron Mining Association of Minnesota, as a director of the American Iron Ore Association, and as a consultant in the mining industry. He attended Winona State University, majoring in Business, and also attended the University of Minnesota for post-graduate studies in Accounting.

In the Trustees’ opinion, Mr. Swearingen’s considerable business experience and mining background will be of great benefit to both the certificate holders and the reversioner.

Sincerely,

/s/ Joseph S. Micallef
President of the Trustees and Chief Executive Officer